Exhibit 99.1

Contact: Frank Paci
May 4, 2010	(919) 774-6700

The Pantry Announces Second Quarter Fiscal 2010 Financial Results
CARY, N.C., May 4, 2010 (BUSINESS WIRE) -- The Pantry, Inc. (NASDAQ: PTRY) today reported a net loss for its second fiscal quarter ended March 25, 2010 of $166.1 million or $7.44 per share.  The results included non-cash impairment and other non-cash charges of $164.2 million after-tax or $7.35 per share and a charge of $1.9 million after-tax or $0.08 per share related to the settlement of a class action lawsuit.  When adjusted for these charges, the net loss for the second quarter of fiscal 2010 was $6,000 or $0.00 per share compared to net income of $3.8 million, or $0.17 per diluted share, in last year’s second quarter, which included a one-time gain of $2.3 million after-tax or $0.10 per diluted share, related to a gain on extinguishment of debt.

In the second quarter of fiscal 2010 the Company recorded a $162 million after-tax impairment charge to write-down goodwill according to ASC 350, “Intangibles-Goodwill and Other.”

President and Chief Executive Officer Terrance M. Marks commented, “In view of the unusually cold and wet conditions experienced throughout our markets in the quarter, I am pleased we were able to deliver an earnings result in line with our expectations, excluding the charges.  I want to emphasize that the goodwill impairment charge does not have any effect on our operations, liquidity or debt covenants and in no way is an indicator of our business outlook and strategy to build long-term shareholder value.”

Mr. Marks continued, "Our second quarter operating results reflect sequential improvement in merchandise margin and a heightened executional focus on fuel gross profit contribution.  As the quarter ended, we saw improved merchandise sales performance and we are encouraged that this trend has continued into the third quarter.  In addition, our cash position remains strong at $179 million, and we continue to make progress on our key strategic initiatives."

Total merchandise gross profit for the quarter was $138.2 million, down 4.6% from a year ago but up 1.4% from the first fiscal quarter.  Merchandise revenues for the second quarter increased 5.1% overall and 3.6% on a comparable store basis from the corresponding period last year. The merchandise gross margin was 33.8%, down from 37.2% a year ago but improved 120 basis points sequentially from 32.6% in the first quarter of fiscal 2010.  Merchandise gross profit a year ago benefited from an unusually high cigarette margin in advance of the federal excise tax increase.

Total fuel gross profit for the quarter was $65.7 million, up 18.5% from a year ago.  Retail fuel gallons sold in the second quarter decreased 5.0% overall and 7.5% on a comparable store basis, in part reflecting weakness in miles driven in the Company’s markets, which on a weighted average basis were down 3.0% in the January-February period.  Retail fuel revenue increased 38.5%, driven by a 46.2% increase in the average retail price per gallon to $2.69 from $1.84 in last year's second quarter.

Total store operating and general and administrative expenses for the quarter were $156.9 million, up $6.4 million versus a year ago.  This increase includes the $3.1 million pre-tax charge related to the class action legal settlement.

Depreciation and amortization expense was $30.6 million, an increase of $4.3 million from the prior year.  This increase includes $2.4 million in excess depreciation related to the acceleration on the assets related to the Chevron withdrawal from some of the Company’s marketing territories and the replacement of certain assets to meet credit card compliance requirements.

Fiscal 2010 Outlook
The Company’s updated fiscal 2010 guidance ranges, which exclude any impairment charges, are as follows:

	Fiscal Year Ending September 30, 2010

	Updated Guidance
	Low	High

Merchandise Sales ($ billions)	$1.77	$1.81

Merchandise Gross Margin	33.6%	34.1%

Retail Fuel Gross Profit ($ millions) 1	$248	$265

Retail Fuel Gallons (billions)	2.04	2.07

Retail Fuel Margin per Gallon	$0.12	$0.13

Total OSG&A ($ millions)	$640	$650

Depr. & Amort. ($ millions)2	$116	$118

Interest Expense ($ millions)3	$87	$88

 (1) Retail fuel gross profit is a new guidance metric based on retail fuel gallons and retail fuel margin per gallon
(2) Depreciation includes approximately $5 million related to the acceleration of the Chevron assets and credit card compliance requirements
(3) Includes non-cash interest expense associated with the change in accounting for convertible notes of approximately $5 million

Impact of Adopting New Accounting Principle related to Convertible Notes
In 2008, the FASB issued new accounting guidance which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. This accounting standard impacted the Company's senior convertible notes and will require the Company to recognize additional non-cash interest expense based on the market rate for similar debt instruments without the conversion feature.  The Company adopted this accounting standard in the first quarter of 2010, and accordingly, the prior periods' financial statements have been adjusted.  Although this change will not impact our actual past or future cash flows, the retroactive application resulted in an increase to pre-tax non-cash interest expense of $1.2 million and $2.5 million for the three and six months ended March 26, 2009, respectively, and a decrease to gain on extinguishment of debt of $3.0 million and $3.2 million for the three and six months ended March 26, 2009, respectively.  The impact on interest expense for the three and six months ended March 25, 2010 was $1.3 million and $2.7 million, respectively.  The impact for the full fiscal year is expected to be approximately $5.2 million, or $0.14 per share.

Conference Call
Interested parties are invited to listen to the second quarter earnings conference call scheduled for Tuesday, May 4, 2010 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and will be accessible through either the Investors section of the Company's website at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible for 30 days.

Use of Non-GAAP Measures
Net Loss and Net Loss Per Share Excluding Certain Items
In addition to net loss and net loss per share presented in accordance with GAAP, the Company has also presented net loss and net loss per share for the three months ended March 25, 2010 excluding the after-tax impact of non-cash charges related to impairment, excess depreciation and a legal settlement.  Management believes that investors find this information useful as a reflection of the Company’s underlying operating performance and that this information facilitates comparisons between the Company and other companies in its industry.  Management uses these measures as part of its preparation of operating plans, budgets and forecasts and in its assessment of the Company’s historical performance.

Additional Information Regarding Non-GAAP Measures
Any measure that excludes depreciation and amortization, impairment charges or legal settlements has material limitations because the Company uses capital and intangible assets in its business and it is subject to litigation as part of its business.  Due to these limitations, the Company uses non-GAAP measures in addition to and in conjunction with results and cash flows presented in accordance with GAAP.  The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, the measures referenced above, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies.  It therefore may not be possible to compare the Company’s use of these measures with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry
Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of May 3, 2010, the Company operated 1,647 stores in eleven states under select banners, including Kangaroo Express(R), its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement
Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the Company’s ability to enhance its operating performance through its in-store initiatives; the ability of the Company to identify, acquire and integrate acquisitions into its operations; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company’s fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the Company’s principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company’s financial leverage and debt covenants; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of May 4, 2010. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Six Months Ended
	March 25, 2010	March 26, 2009	March 25, 2010	March 26, 2009
Revenues:	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)
Merchandise	$409,267	$389,397	$826,839	$779,513
Fuel	1,268,175	924,240	2,587,001	2,166,605
Total revenues	1,677,442	1,313,637	3,413,840	2,946,118
Costs and operating expenses:
Merchandise cost of goods sold	271,044	244,585	552,328	496,020
Gasoline cost of goods sold	1,202,462	868,801	2,464,015	1,981,025
Store operating	130,102	126,677	261,236	257,284
General and administrative	26,816	23,821	48,920	49,836
Impairment charges	229,095	—	261,732	309
Depreciation and amortization	30,614	26,273	59,583	53,155
Total costs and operating expenses	1,890,133	1,290,157	3,647,814	2,837,629
Income (loss) from operations	(212,691)	23,480	(233,974)	108,489

Other income (expense):
Gain on extinguishment of debt	—	3,723	—	4,007
Interest expense, net	(21,813)	(22,059)	(43,568)	(44,859)
Total other expense	(21,813)	(18,336)	(43,568)	(40,852)
Income (loss) before income taxes	(234,504)	5,144	(277,542)	67,637
Income tax (expense) benefit	68,422	(1,341)	85,391	(25,297)
Net income (loss)	$(166,082)	$3,803	$(192,151)	$42,340

Earnings (loss) per share:
Net income (loss) per diluted shares	$(7.44)	$0.17	$(8.62)	$1.90
Shares outstanding	22,324	22,248	22,301	22,241

Selected financial data:
Merchandise gross profit	$138,223	$144,812	$274,511	$283,493
Merchandise margin	33.8%	37.2%	33.2%	36.4%
Retail fuel data:
Gallons	467,442	492,245	985,586	991,918
Margin per gallon (1)	$0.140	$0.112	$0.124	$0.186
Retail price per gallon	$2.69	$1.84	$2.60	$2.14
Total fuel gross profit	$65,713	$55,439	$122,986	$185,580

Comparable store data:
Merchandise sales %	3.6%	1.3%	4.4%	-0.9%
Fuel gallons %	-7.5%	-6.4%	-3.3%	-6.9%

Number of stores:
End of period	1,649	1,647	1,649	1,647
Weighted-average store count	1,655	1,648	1,661	1,650

(1)	Fuel margin per gallon represents fuel revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on fuel equipment.  Fuel margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)
	March 25, 2010	September 24, 2009

ASSETS
Cash and cash equivalents	$178,504	$169,880
Receivables, net	100,687	92,494
Inventories	136,214	124,524
Other current assets	30,038	33,101
Total current assets	445,443	419,999

Property and equipment, net	1,006,190	1,028,982
Goodwill	406,599	634,703
Other noncurrent assets	37,480	70,471
Total assets	$1,895,712	$2,154,155
LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$4,319	$4,317
Current maturities of lease finance obligations	6,800	6,536
Accounts payable	154,335	140,730
Other accrued liabilities	104,981	110,258
Total current liabilities	270,435	261,841

Long-term debt	770,092	769,563
Lease finance obligations	455,558	458,509
Deferred income taxes	39,521	109,260
Deferred vendor rebates	13,436	17,392
Other noncurrent liabilities	69,475	70,415
Total shareholders’ equity	277,195	467,175
Total liabilities and shareholders’ equity	$1,895,712	$2,154,155

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended
	March 25, 2010

	Pre Tax	After Tax	EPS

Loss, as reported	$(234,504)	$(166,082)	$(7.44)

Goodwill and other impairment charges	229,095	163,166	7.31
Chevron withdrawal and credit card compliance	1,660	1,015	0.05
Legal settlement	3,100	1,895	0.08

Loss, as adjusted	$(649)	$(6)	$0.00